Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-45146, 333-16489, 333-132223 and 333-177837) of Allied Healthcare Products, Inc. of our report dated September 23, 2016, relating to the financial statements which appear in this Form 10-K.

/s/ RubinBrown LLP

St. Louis, Missouri

September 23, 2016